Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Payoneer Global Inc. of our report dated March 26, 2021 relating to the financial statements of Payoneer Inc., which appears in Payoneer Global Inc.'s Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-258027). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman
Tel-Aviv, Israel September 9, 2021	Certified Public Accountants (lsr.) A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Derech Menachem Begin 146, Tel-Aviv 6492103, Israel, P.O Box 7187 Tel-Aviv 6107120, Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.